Use these links to rapidly review the document

As filed with the Securities and Exchange Commission on January 15, 2016.

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VENTAS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	61-1055020 (I.R.S. Employer Identification No.)

353 N. Clark Street, Suite 3300
Chicago, Illinois 60654
(877) 483-6827
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

T. Richard Riney, Esq.
General Counsel
Ventas, Inc.
10350 Ormsby Park Place, Suite 300
Louisville, Kentucky 40223
(502) 357-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robin Panovka, Esq.
Ronald C. Chen, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
(212) 403-1000
Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

           If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

           If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)

Common Stock, par value $0.25 per share	1,118,525 shares	$56.11	$62,760,438	$6,320

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover an indeterminate number of additional shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the provisions of the Third Amended and Restated Limited Partnership Agreement of Limited Partnership of Ventas Realty Capital Healthcare Trust Operating Partnership, L.P., as amended.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the common stock reported by the New York Stock Exchange on January 12, 2016.

Explanatory Note

        On January 16, 2015, pursuant to the Agreement and Plan of Merger, dated as of June 1, 2014, as amended (as amended, the "Merger Agreement"), by and among Ventas, Inc. ("Ventas"), American Realty Capital Healthcare Trust, Inc. ("HCT"), Stripe Sub, LLC, a direct wholly owned subsidiary of Ventas ("Merger Sub"), Stripe OP, LP, a direct subsidiary of Merger Sub ("OP Merger Sub"), and American Realty Capital Healthcare Trust Operating Partnership L.P., a direct subsidiary of HCT ("HCT OP"), HCT merged with and into Merger Sub (the "Merger"), with Merger Sub surviving as a direct wholly owned subsidiary of Ventas, and OP Merger Sub merged with and into HCT OP (the "OP Merger"), with HCT OP surviving as a direct subsidiary of Merger Sub (the "Surviving OP"). By virtue of the Merger and the OP Merger, Merger Sub became the general partner of the Surviving OP and the Surviving OP changed its name to Ventas Realty Capital Healthcare Trust Operating Partnership, L.P. Pursuant to the terms of the Merger Agreement, Merger Sub, in its capacity as general partner of the Surviving OP, and all the limited partners of the Surviving OP entered into the Third Amended and Restated Agreement of Limited Partnership of Ventas Realty Capital Healthcare Trust Operating Partnership, L.P. (as amended, the "Partnership Agreement") and, upon consummation of the OP Merger, each limited partnership unit of HCT OP was converted into 0.1688 Class C Units, a separate, newly created class of limited partnership units of the Surviving OP.

        Pursuant to, and subject to the conditions of, the Partnership Agreement, each Class C Unit is redeemable, at the option of the holder, for one share of Ventas common stock, par value $0.25 per share ("Ventas Common Stock"), subject to adjustment in certain circumstances, or, at the election of Ventas, an equivalent cash amount based on the trading price of Ventas common stock.

        This Registration Statement on Form S-3 relates to the offer and sale, from time to time, of up to 1,118,525 shares of Ventas Common Stock that may be issued by Ventas upon redemption of the Class C Units described above, other than the Class C Units held by Merger Sub or its affiliates, subject to adjustment in certain circumstances as set forth in the Partnership Agreement.

PROSPECTUS

VENTAS, INC.

1,118,525 Shares of Common Stock, Par Value $0.25 Per Share

        This prospectus relates to the issuance, from time to time, of up to 1,118,525 shares of our common stock, par value $0.25 per share, in exchange for Class C Units (the "Class C Units") of Ventas Realty Capital Healthcare Trust Operating Partnership, L.P. (the "Surviving OP"), if and to the extent that the holders of such Class C Units tender them for redemption and we elect to issue shares of our common stock in exchange therefor, all in accordance with the terms of the Third Amended and Restated Agreement of Limited Partnership of Ventas Realty Capital Healthcare Trust Operating Partnership, L.P. (as amended, the "Partnership Agreement"). However, we cannot assure you that the holders of Class C Units will redeem their Class C Units or that, upon any such redemption, we will elect to pay cash rather than shares of our common stock for some or all of such Class C Units. We will not receive any cash proceeds from the issuance of shares of our common stock covered by this prospectus, or upon the subsequent sale of such shares of common stock by the recipients thereof.

        Our common stock is listed on the New York Stock Exchange under the symbol "VTR." On January 12, 2016 the last reported sales price for our common stock was $55.89 per share.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 6.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 15, 2016.

ABOUT THIS PROSPECTUS

        You should read this prospectus and any accompanying prospectus supplement together with the additional information described under the heading "Where You Can Find More Information and Incorporation by Reference." You should rely only on the information contained or incorporated by reference in this prospectus or any such prospectus supplement. We have not authorized anyone to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction where it is unlawful. You should assume that the information in this prospectus or any accompanying prospectus supplement, as well as the information we file with the Securities and Exchange Commission (the "Commission") and incorporate by reference in this prospectus, is accurate only as of the respective dates of the documents containing the information.

        Statements contained or deemed to be incorporated by reference in this prospectus or any accompanying prospectus supplement as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed as an exhibit to a document incorporated or deemed to be incorporated by reference in this prospectus or any such prospectus supplement, each such statement being qualified in all respects by such reference.

        Unless the context otherwise requires, the following terms used in this prospectus will have the meanings below:

  •
  the terms "we," "us," "our," "our company" or similar terms and "Ventas" refer to Ventas, Inc., a Delaware corporation, together with its consolidated subsidiaries;

  •
  the term "HCT" refers to American Realty Capital Healthcare Trust, Inc., a Maryland corporation, prior its acquisition by us;

  •
  the term "general partner" refers to Stripe Sub, LLC a Delaware limited liability company and wholly owned subsidiary of Ventas, in its capacity as general partner of the Surviving OP, together with its successors and permitted assigns that are admitted to the Surviving OP as a general partner of the Surviving OP in accordance with the terms of the Partnership Agreement;

  •
  the term "Merger" refers to the merger on January 16, 2015 of HCT with and into Stripe Sub, LLC, with Stripe Sub, LLC surviving as a direct wholly owned subsidiary of Ventas, pursuant to the Agreement and Plan of Merger, dated as of June 1, 2014, (as amended the "Merger Agreement"), by and among Ventas, HCT, Stripe Sub, LLC, Stripe OP, LP, a direct subsidiary of Stripe Sub, LLC, and American Realty Capital Healthcare Trust Operating Partnership L.P., a direct subsidiary of HCT ("HCT OP"); and

  •
  the term "OP Merger" refers to the merger on January 16, 2015 of Stripe OP, LP with and into HCT OP, with HCT OP surviving as the Surviving OP as a direct subsidiary of Stripe Sub, LLC.

 CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements regarding our or our tenants', operators', borrowers' or managers' expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, merger integration, growth opportunities, expected lease income, continued qualification as a real estate investment trust ("REIT"), plans and objectives of management for future operations, and statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from our expectations. All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary note. We do not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made.

        Our actual future results and trends may differ materially from expectations depending on a variety of factors discussed in our filings with the SEC. These factors include without limitation:

  •
  The ability and willingness of our tenants, operators, borrowers, managers and other third parties to satisfy their obligations under their respective contractual arrangements with us, including, in some cases, their obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities;

  •
  The ability of our tenants, operators, borrowers and managers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including without limitation obligations under their existing credit facilities and other indebtedness;

  •
  Our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions and investments, and investments in different asset types and outside the United States;

  •
  Macroeconomic conditions such as a disruption of or lack of access to the capital markets, changes in the debt rating on U.S. government securities, default or delay in payment by the United States of its obligations, and changes in the federal or state budgets resulting in the reduction or nonpayment of Medicare or Medicaid reimbursement rates;

  •
  The nature and extent of future competition, including new construction in the markets in which our seniors housing communities and medical office buildings ("MOBs") are located;

  •
  The extent of future or pending healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates;

  •
  Increases in our borrowing costs as a result of changes in interest rates and other factors;

  •
  The ability of our operators and managers, as applicable, to comply with laws, rules and regulations in the operation of our properties, to deliver high-quality services, to attract and retain qualified personnel and to attract residents and patients;

  •
  Changes in general economic conditions or economic conditions in the markets in which we may, from time to time, compete, and the effect of those changes on our revenues, earnings and funding sources;

  •
  Our ability to pay down, refinance, restructure or extend our indebtedness as it becomes due;

  •
  Our ability and willingness to maintain our qualification as a REIT in light of economic, market, legal, tax and other considerations;

  •
  Final determination of our taxable net income for the year ending December 31, 2015;

  •
  The ability and willingness of our tenants to renew their leases with us upon expiration of the leases, our ability to reposition our properties on the same or better terms in the event of nonrenewal or in the event we exercise our right to replace an existing tenant or manager, and obligations, including indemnification obligations, we may incur in connection with the replacement of an existing tenant or manager;

  •
  Risks associated with our senior living operating portfolio, such as factors that can cause volatility in our operating income and earnings generated by those properties, including without limitation national and regional economic conditions, costs of food, materials, energy, labor and services, employee benefit costs, insurance costs and professional and general liability claims, and the timely delivery of accurate property-level financial results for those properties;

  •
  Changes in exchange rates for any foreign currency in which we may, from time to time, conduct business;

  •
  Year-over-year changes in the Consumer Price Index or the UK Retail Price Index and the effect of those changes on the rent escalators contained in our leases and on our earnings;

  •
  Our ability and the ability of our tenants, operators, borrowers and managers to obtain and maintain adequate property, liability and other insurance from reputable, financially stable providers;

  •
  The impact of increased operating costs and uninsured professional liability claims on our liquidity, financial condition and results of operations or that of our tenants, operators, borrowers and managers and our ability and the ability of our tenants, operators, borrowers and managers to accurately estimate the magnitude of those claims;

  •
  Risks associated with our MOB portfolio and operations, including our ability to successfully design, develop and manage MOBs, to accurately estimate our costs in fixed fee-for-service projects and to retain key personnel;

  •
  The ability of the hospitals on or near whose campuses our MOBs are located and their affiliated health systems to remain competitive and financially viable and to attract physicians and physician groups;

  •
  Our ability to build, maintain and expand our relationships with existing and prospective hospital and health system clients;

  •
  Risks associated with our investments in joint ventures and unconsolidated entities, including our lack of sole decision-making authority and our reliance on our joint venture partners' financial condition;

  •
  The impact of market or issuer events on the liquidity or value of our investments in marketable securities;

  •
  Merger and acquisition activity in the seniors housing and healthcare industries resulting in a change of control of, or a competitor's investment in, one or more of our tenants, operators, borrowers or managers or significant changes in the senior management of our tenants, operators, borrowers or managers;

  •
  The impact of litigation or any financial, accounting, legal or regulatory issues that may affect us or our tenants, operators, borrowers or managers;

  •
  Changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could have an effect on our earnings; and

  •
  Uncertainties as to the impact of our recently completed spin-off of Care Capital Properties, Inc. on our business.

        Many of these factors are beyond our control and the control of our management.

        We describe some of these risks and uncertainties in greater detail below under "Risk Factors" and in the risk factors that are incorporated or deemed to be incorporated by reference in this prospectus. These risks could cause actual results of our industry, or our actual results for the year 2015 and beyond, to differ materially from those expressed in any forward-looking statement we make. Our future financial performance is dependent upon factors discussed elsewhere in this prospectus and the documents incorporated by reference herein. For a discussion of factors that could cause actual results to differ, see "Risk Factors" and the risk factors and other information contained in our filings with the SEC that are incorporated or deemed to be incorporated by reference in this prospectus. These filings are described under "Where You Can Find More Information and Incorporation by Reference."

 ABOUT VENTAS, INC.

        Ventas, Inc. is an S&P 500 company that is a REIT, with a highly diversified portfolio of seniors housing and healthcare properties located throughout the United States, Canada and the United Kingdom. As of September 30, 2015, we owned approximately 1,300 properties (including properties classified as held for sale), consisting of seniors housing communities, MOBs, skilled nursing and other facilities, and hospitals, and we had one new property under development. Ventas was originally founded in 1983 and is currently headquartered in Chicago, Illinois.

        We primarily invest in seniors housing and healthcare properties through acquisitions and lease our properties to unaffiliated tenants or operate them through independent third-party managers. We lease properties to various healthcare operating companies under "triple-net" or "absolute-net" leases that obligate the tenants to pay all property-related expenses, including maintenance, utilities, repairs, taxes, insurance and capital expenditures, and we engage independent operators, such as Atria Senior Living, Inc. and Sunrise Senior Living, LLC, to manage our seniors housing communities for us pursuant to long-term management agreements.

        Through our Lillibridge Healthcare Services, Inc. subsidiary and our ownership interest in PMB Real Estate Services LLC, we also provide MOB management, leasing, marketing, facility development and advisory services to highly rated hospitals and health systems throughout the United States. In addition, from time to time, we make secured and unsecured loans and other investments relating to seniors housing and healthcare operators or properties.

        Our principal executive offices are located at 353 North Clark Street, Suite 3300, Chicago, Illinois 60654, and our telephone number is (877) 483-6827. We maintain a website on the Internet at www.ventasreit.com. Information on our website is not incorporated by reference herein and our web address is included in this prospectus as an inactive textual reference only.

RISK FACTORS

        Investing in our common stock will provide you with an equity ownership in Ventas. As one of our stockholders, you will be subject to various risks inherent in our business. The trading price of your shares will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions. The value of your investment may decrease, resulting in a loss.

        These risks include, but are not limited to:

  •
  the risks described below;

  •
  the risks described in Ventas's Annual Report on Form 10-K for the year ended December 31, 2014 and Ventas's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, each of which is incorporated by reference in this prospectus; and

  •
  any risks that may be described in other filings we make with the Commission.

        You should carefully consider the following factors, as well as the risk factors and other information contained in our filings with the SEC, including our most recent Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q, that are incorporated or deemed to be incorporated by reference herein, before deciding to invest in shares of our common stock.

Risks Relating to Our Common Stock

         Purchasers of our common stock could incur substantial losses.

        Although our common stock is listed on the New York Stock Exchange, such listing does not provide any assurance that an active public market for the common stock will be sustained. The stock market has experienced, and could experience in the future, price and volume fluctuations that are unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of our common stock.

         If there are sales of substantial amounts of our common stock in the future, the price of our common stock could decline.

        As of January 8, 2016, we had 334,342,519 shares of our common stock outstanding. Substantially all of these shares of common stock are available for immediate sale unless held by our affiliates. Sales of significant amounts of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the common stock.

         Additional issuances of equity securities by us would dilute the ownership of our existing stockholders.

        We may issue equity securities in the future in connection with acquisitions or strategic transactions, to adjust our ratio of debt to equity, including through repayment of outstanding debt, to fund expansion of our operations or for other purposes. We may issue shares of our common stock at prices or for consideration that is greater than or less than the prevailing market price of our common stock. To the extent we issue additional equity securities, your percentage ownership of our common stock would be reduced.

 USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of shares of our common stock in exchange for Class C Units tendered for redemption, or upon the subsequent sale of such shares of common stock by the recipients thereof. The exchange of shares of our common stock for Class C Units will increase our ownership interest in the Surviving OP.

 REDEMPTION OF CLASS C UNITS IN EXCHANGE FOR COMMON STOCK

Terms of the Exchange

        Under the Partnership Agreement, each holder of Class C Units has the right to require the Surviving OP to redeem such Class C Units that have been outstanding for at least one year on the first business day of the month that is at least 60 calendar days following receipt of written notice by the general partner of such redemption (which we refer to as the "redemption date"). Each Class C Unit is redeemable, at the option of the Surviving OP in its sole and absolute discretion, for either (i) one share of our common stock, par value $0.25 per share (which we refer to as the "share redemption amount"), or (ii) an amount in cash equal to the average closing price of our common stock as listed on the NYSE over the ten trading days immediately prior to the date of receipt of written notice by the Surviving OP and the general partner of such redemption (which we refer to as the "cash redemption amount"). The share redemption amount and cash redemption amount are subject to adjustment in certain circumstances to the extent required to maintain a one-to-one correspondence between a Class C Unit and a share of our common stock, including in the event of a distribution by us on all outstanding shares of our common stock in shares of our common stock or a split or combination of our common stock.

        A holder of Class C Units that exercises its redemption rights will be deemed to have offered to sell the applicable Class C Units to the general partner and to Ventas, and either the general partner or Ventas may, in its sole and absolute discretion, elect to purchase directly and acquire such Class C Units for either the share redemption amount or the cash redemption amount. If the general partner or Ventas elects to purchase the redeemed Class C Units, the Surviving OP shall not be obligated to satisfy any redemption rights with respect to such units or otherwise pay any amount to the holder with respect to such units.

        The general partner or Ventas may delay the redemption date for up to an additional 60 days to the extent required for us to issue additional shares to deliver the share redemption amount, or for up to an additional 90 days to the extent required for us to issue additional shares of our common stock to finance the payment of the cash redemption amount.

        At any time on or after January 16, 2017, the general partner may, from time to time and in its sole and absolute discretion, elect to cause the redemption of all or a portion of the Class C Units outstanding by written notice to one or more holders of the Class C Units, whereupon such holders will be deemed to have exercised their redemption rights.

Conditions to the Exchange

        To effect a redemption, a holder of Class C Units must deliver to the Surviving OP written notice of redemption in the form attached as an exhibit to the Partnership Agreement, with a copy to the general partner. No holder may deliver more than two such notices during each calendar year, and may not redeem less than 1,000 Class C Units in the aggregate or, if a holder holds less than 1,000 Class C Units, in the aggregate, all of the Class C Units so held.

        A holder of Class C Units may only redeem Class C Units that have been outstanding for at least one year, except that each limited partner of the Surviving OP immediately following the OP Merger (and its permitted transferees) may, in the aggregate, redeem for the cash redemption amount Class C Units that have been outstanding for less than one year up to the amount representing 50% of the Class C Units held by such limited partner as of immediately following the OP Merger.

        In addition, a holder of Class C Units will not be entitled to exercise its redemption rights if the delivery of our common stock to such holder on the redemption date would:

  •
  result in such holder or any other person owning, directly or indirectly, shares of Ventas common stock in excess of any ownership limit as set forth in the Amended and Restated Certificate of Incorporation of Ventas, as it may be amended from time to time, except as permitted therein;

  •
  result in shares of Ventas common stock being owned by fewer than 100 persons (determined without reference to any rules of attribution);

  •
  result in Ventas being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code of 1986 (the "Code");

  •
  cause Ventas to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a taxable REIT subsidiary) of Ventas or any of its subsidiaries or the Surviving OP or a subsidiary partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code;

  •
  otherwise cause Ventas to fail to qualify as a REIT; or

  •
  cause the acquisition of shares of Ventas common stock by such holder to be "integrated" with any other distribution of Ventas common stock or partnership units for purposes of complying with the registration provisions of the Securities Act.

        The general partner will also place appropriate restrictions on the ability of the holders of Class C Units to exercise their redemption rights as and if deemed necessary to ensure that the Surviving OP does not constitute a "publicly traded partnership" taxable as an association under Section 7704 of the Code.

Registration Rights

        The shares of our common stock offered by this prospectus are being registered in accordance with the terms of the Partnership Agreement. However, we cannot assure you that any of the holders of Class C Units will redeem their units or that, upon any such redemption, we will elect to exchange some or all of the Class C Units for the share redemption amount rather than the cash redemption amount. We will not receive any cash proceeds from any issuance of the shares of our common stock covered by this prospectus, or upon the subsequent sale of such shares of common stock by the recipients thereof.

        We have agreed to pay all expenses in connection with the registration statement of which this prospectus forms a part, including:

  •
  all expenses incident to filing with the Financial Industry Regulatory Authority, Inc.;

  •
  registration fees;

  •
  printing expenses;

  •
  accounting and legal fees and expenses, except to the extent holders of shares of our common stock for which the Class C Units are redeemable elect to engage accountants or attorneys in addition to the accountants and attorneys engaged by Ventas or the Surviving OP, which fees and expenses for such accountants or attorneys shall be for the account of the holders of such shares;

  •
  accounting expenses incident to or required by any such registration or qualification; and

  •
  expenses of complying with the securities or blue sky laws of any jurisdictions in connection with such registration or qualification.

        Neither we nor the Surviving OP shall be liable for any discounts or commissions to any underwriter or broker attributable to the sale of shares of our common stock for which the Class C Units are redeemable, or (B) any fees or expenses incurred by holders of shares of our common stock for which the Class C Units are redeemable in connection with such registration that, according to the written instructions of any regulatory authority, we or the Surviving OP are not permitted to pay.

DESCRIPTION OF COMMON STOCK

        The summary set forth below describes the general terms and provisions of our common stock. It does not purport to be complete and is subject to and qualified in its entirety by reference to Ventas's Amended and Restated Certificate of Incorporation, as amended (the "Charter"), and Ventas's Fourth Amended and Restated Bylaws, as amended (the "Bylaws"), each of which is filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and incorporated by reference herein. You should read the Charter and Bylaws for additional information before you purchase any shares of Ventas common stock or notify the general partner of the Surviving OP to redeem your Class C Units.

General

        The Charter authorizes Ventas to issue up to 600,000,000 shares of its common stock, par value $0.25 per share. As of January 8, 2016, 334,342,519 shares of Ventas common stock were issued and outstanding.

        All shares of common stock offered hereby, when issued, will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares of capital stock and to certain provisions of the Charter, holders of shares of Ventas common stock are entitled to receive distributions if, as and when authorized and declared by Ventas's board of directors out of assets legally available therefor and to share ratably in our assets legally available for distribution to stockholders in the event of our liquidation, dissolution or winding-up after payment of, or adequate provision for, all of our known debts and liabilities. We currently expect to continue to make quarterly distributions, and from time to time we may make additional distributions.

        Holders of shares of Ventas common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote. Holders of shares of Ventas common stock have no conversion, sinking fund, redemption or preemptive rights or rights to subscribe for any of our securities. Subject to certain provisions of the Charter, shares of Ventas common stock have equal distribution, liquidation and other rights.

Certain Anti-Takeover Provisions

        In order to preserve Ventas's ability to maintain its REIT status, the Charter provides that if a person acquires beneficial ownership of more than 9%, in number or value, of the outstanding shares of Ventas common stock, the shares that are beneficially owned in excess of such 9% limit are considered to be "excess shares." Excess shares are automatically deemed transferred to a trust for the benefit of a charitable institution or other qualifying organization selected by Ventas's board of directors. The trust is entitled to all dividends with respect to the excess shares and the trustee may exercise all voting power over the excess shares. Ventas has the right to buy the excess shares for a purchase price equal to the lesser of (1) the price per share in the transaction that created the excess shares, or (2) the market price on the date Ventas buys the shares, and Ventas may defer payment of the purchase price for up to five years. If Ventas does not purchase the excess shares, the trustee of the trust is required to transfer the excess shares at the direction of Ventas's board of directors. The owner of the excess shares is entitled to receive the lesser of the proceeds from the sale of the excess shares or the original purchase price for such excess shares, and any additional amounts are payable to the beneficiary of the trust. Ventas's board of directors may grant waivers from the excess share limitations.

 DESCRIPTION OF CLASS C UNITS

        The summary set forth below describes the general terms and provisions of the Partnership Agreement and the Class C Units. It does not purport to be complete and is subject to and qualified in its entirety by reference to Partnership Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

        Ventas Realty Capital Healthcare Trust Operating Partnership, L.P., which we refer to as the "Surviving OP", is a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act and indirect wholly owned subsidiary of Ventas. Stripe Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Ventas, is the sole general partner of the Surviving OP. The term of the Surviving OP commenced on August 20, 2010, and will continue until dissolved under the provisions of the Partnership Agreement. Interests in the Surviving OP are represented as either Class C Units or OP Units ("OP Units"). As of January 8, 2016, 29,223,796 Class C Units were issued and outstanding, of which 28,550,812 Class C Units were held by the general partner and 672,984 Class C Units were held by the other limited partners, and 176,374 OP Units were issued and outstanding, all of which were owned by the general partner or Stripe II, LLC, an affiliate of the general partner.

Purpose and Business

        The Surviving OP was, prior to the OP Merger, the directly owned operating partnership of HCT and was acquired by Ventas by way of the OP Merger. The purpose and nature of the business to be conducted by the Surviving OP is (i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act, (ii) to enter into any partnership, joint venture or other similar arrangement for the purpose of engaging in any of the foregoing or the ownership and disposition of interests in any entity engaged in any of the foregoing and (iii) to do anything necessary or incidental to the foregoing; provided, however, that any business to be conducted by the Surviving OP shall be limited to and conducted in such a manner as to permit Ventas at all times to qualify as a REIT, unless Ventas otherwise ceases to, or the board of directors of Ventas determines that Ventas shall no longer, qualify as a REIT.

Management by the General Partner

        Subject to the restrictions specifically contained the Partnership Agreement, the general partner has full, complete and exclusive discretion to manage and control the business of the Surviving OP, and will make all decisions affecting the business and assets of the Surviving OP including, among other matters, to dispose of or transfer any of the assets of the Surviving OP to any person, including the general partner or Ventas or their affiliates, provided, that so long as limited partners hold Class C Units, the general partner will not cause the Surviving OP to distribute the assets of the Surviving OP to the general partner or Ventas or their affiliates, or dispose of or transfer assets of the Surviving OP and distribute the proceeds therefrom to the general partner or Ventas or their affiliates, if the value of one or more such distribution would exceed both 25% of the value of the total assets of the Surviving OP as of the closing of the OP Merger and the tax basis of the general partner, Ventas and their affiliates in their partnership interests. The limited partners have no rights to participate in the management or control of Surviving OP business, nor can they transact any business for the Surviving OP or have the power to sign for or bind the Surviving OP. To the fullest extent permitted by law, the limited partners may not remove the general partner, with or without cause.

        Under the Partnership Agreement, the general partner will not be in breach of any duty (fiduciary or otherwise) that the general partner may owe to the limited partners or the Surviving OP or any other Persons party to the Partnership Agreement provided the general partner, acting in good faith, abides by the terms of the Partnership Agreement. In addition, under the Partnership Agreement, the limited partners acknowledge that the general partner is acting for the benefit of the Surviving OP, the limited partners, Ventas and the holders of Ventas common stock, and to the fullest extent permitted by law, the general partner has no duty (fiduciary or otherwise) and is under no obligation to consider the separate interests of the limited partners in deciding whether to cause the Surviving OP to take (or decline to take) any actions. The general partner is expressly authorized to resolve any conflict that it determines cannot be resolved in a manner not adverse to either Ventas and the holders of Ventas common stock or the Limited Partners in favor of Ventas and the holders of Ventas common stock.

Additional Partnership Units

        Subject to the terms and conditions of the Partnership Agreement, the general partner is authorized to cause the Surviving OP to issue such additional partnership interests, in the form of partnership units, for any purpose at any time or from time to time to the existing partners of the Surviving OP (including the general partner) or to other persons, and admit such persons as additional general partners or additional limited partners of the Surviving OP in accordance with the terms of the Partnership Agreement, for such consideration, and on such terms and conditions, as shall be established by the general partner in its sole and absolute discretion, all without the approval of any limited partners or any other person. Any additional partnership units issued by the general partner may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers, preferences and duties, including rights, powers, preferences and duties senior and superior to the then-outstanding partnership units, all as shall be determined by the general partner in its sole and absolute discretion and without the approval of any limited partners or any other person.

Distributions of Cash

        Generally, the limited partners holding Class C Units are entitled to receive the amount of any dividends and/or distributions payable on the number of shares of Ventas common stock into which such Class C Unit is redeemable on the record date for such dividend or distribution (which amount we refer to as the "Current Distribution Amount"), at the same time as such dividends or distributions are payable on the Ventas common stock and for the same periods covered by such dividends or distributions on the Ventas common stock. The general partner will cause the Surviving OP to distribute Available Cash (as defined below) to the partners on the record date with respect to such distribution, as follows: (i) first, to the limited partners holding Class C Units, with respect to each Class C Unit, in an amount equal to the Current Distribution Amount for such Class C Unit, and (ii) thereafter, to the general partner (on account of any OP Units, Class C Units or other interests in the Surviving OP it may hold) and the partners holding OP Units in proportion to their respective holdings. Any distribution pursuant to clause (i) of the immediately preceding sentence is payable to limited partners holding Class C Units regardless of whether the Surviving OP has Available Cash and, in the event the Surviving OP does not have sufficient funds to pay such amount to the limited partners holding Class C Units, Ventas has agreed loan additional funds to the Surviving OP in the amount necessary to enable the Surviving OP to pay all such distributions.

        No partner is entitled to demand property other than cash in connection with any distributions by the Surviving OP.

        Under the Partnership Agreement, "Available Cash" means, with respect to the applicable period of measurement (i.e., any period (other than the first period in which this calculation of Available Cash is being made) beginning on the first day of the fiscal year, quarter or other period commencing immediately after the last day of the fiscal year, quarter or other applicable period for purposes of the prior calculation of Available Cash for or with respect to which a distribution has been made, and ending on the last day of the fiscal year, quarter or other applicable period immediately preceding the date of the calculation), the excess, if any, as of such date, of:

          (a)   the gross cash receipts of the Surviving OP for such period from all sources whatsoever, including the following:

              (i)  all rents, revenues, income and proceeds derived by the Surviving OP from its operations, including distributions received by the Surviving OP from any entity in which the Surviving OP has an interest;

             (ii)  all proceeds and revenues received by the Surviving OP on account of any sales of any property or as a refinancing of or payment of principal, interest, costs, fees, penalties or otherwise on account of any borrowings or loans made by the Surviving OP or financings or refinancings of any property of the Surviving OP;

            (iii)  the amount of any insurance proceeds and condemnation awards received by the Surviving OP;

            (iv)  all capital contributions and loans received by the Surviving OP from its partners;

             (v)  all cash amounts previously reserved by the Surviving OP, to the extent such amounts are no longer needed for the specific purposes for which such amounts were reserved; and

            (vi)  the proceeds of liquidation of the property in accordance with the Partnership Agreement; over

          (b)   the sum of the following:

              (i)  all operating costs and expenses, including taxes and other expenses of the Properties and capital expenditures made during such period (without deduction, however, for any capital expenditures, charges for depreciation or other expenses not paid in cash or expenditures from reserves described in clause (viii) below);

             (ii)  all costs and expenses expended or paid during such period in connection with the sale or other disposition, or financing or refinancing, of property or the recovery of insurance or condemnation proceeds;

            (iii)  all fees provided for under the Partnership Agreement;

            (iv)  all debt service, including principal and interest, paid during such period on all indebtedness (including under any line of credit) of the Surviving OP;

             (v)  all capital contributions, advances, reimbursements, loans or similar payments made to any Person in which the Surviving OP has an interest;

            (vi)  all loans made by the Surviving OP in accordance with the terms of the Partnership Agreement;

           (vii)  all reimbursements to the general partner or its affiliates during such period; and

          (viii)  the amount of any new reserve or reserves or increase in reserves established during such period which the general partner determines is necessary or appropriate in its sole and absolute discretion.

        Notwithstanding the foregoing, Available Cash shall not include any cash received or reductions in reserves, or take into account any disbursements made or reserves established, after commencement of the dissolution and liquidation of the Surviving OP.

Allocations of Net Income and Net Loss

        Net income of the Surviving OP, if any, for each fiscal year and distributions upon liquidation, generally, will be allocated as follows: (i) first, to the limited partners holding Class C Units (and, within such class, pro rata in proportion to the respective Class C holdings), until the cumulative net income allocated for all fiscal years equals the cumulative Current Distribution Amount distributed with respect to the Class C Units; and (ii) thereafter, to the general partner (on account of any OP Units, Class C Units or other interests in the Surviving OP it may hold) and the partners holding OP Units in proportion to their respective holdings.

        Net loss of the Surviving OP, if any, for each fiscal year and distributions upon liquidation, generally, will be allocated as follows: (i) first, to the general partner (on account of any OP Units, Class C Units or other interests in the Surviving OP it may hold) and the partners holding OP Units in proportion to their respective holdings, until the capital account balances of the general partner and the partners holding OP Units have been reduced to zero; (ii) second, to the limited partners holding Class C Units, until the capital account balances of such partners have been reduced to zero; and (iii) thereafter, to the general partner. However, at such time as the Surviving OP has distributed assets to the general partner representing at least 75% of the value of the assets of the Surviving OP as of the date of Partnership Agreement, net loss of the Surviving OP for each fiscal year will be allocated as follows: first, 99% to the general partner (on account of any OP Units, Class C Units or other interests in the Surviving OP it may hold) and partners holding OP Units in proportion to their respective holdings and 1% to the limited partners holding Class C Units until the capital account balances of the partners holding Class C Units have been reduced to zero, and (ii) thereafter, 100% to the general partner.

        Upon liquidation of the Surviving OP, after the satisfaction of all the debts and obligations of the Surviving OP, to the extent permitted by law, whether by payment or the making of reasonable provision for payment thereof, any remaining assets of the Surviving OP will be distributed to all partners with positive capital accounts in accordance with their respective positive capital accounts. Any such distributions are to be made within a reasonable time as determined by the general partner in its sole and absolute discretion. If any partner has a deficit balance in its capital account, such partner shall have no obligation to make any contribution to the capital of the Surviving OP with respect to such deficit, and such deficit shall not be considered a debt owed to the Surviving OP.

Return of Capital

        No partner is entitled to withdraw any part of its capital contribution or its capital account or to receive any distribution from the Surviving OP and there is no obligation to return to any partner or withdrawn partner any part of such partner's capital contribution for so long as the Surviving OP continues in existence except as specifically provided in the Partnership Agreement.

Redemption Rights

        Each holder of Class C Units has the right to require the Surviving OP to redeem such Class C Units that have been outstanding for at least one year on the first business day of the month that is at least 60 calendar days following receipt of written notice by the general partner of such redemption. Each Class C Unit is redeemable, at the option of the Surviving OP in its sole and absolute discretion, for either (i) one share of our common stock, par value $0.25 per share, or (ii) an amount in cash equal to the average closing price of our common stock as listed on the NYSE over the ten trading days immediately prior to the date of receipt of written notice by the Surviving OP and the general partner of such redemption.

        The share redemption amount and cash redemption amount are subject to adjustment to the extent required to maintain a one-to-one correspondence between a Class C Unit and a share of our common stock in the event that Ventas makes a distribution on all outstanding shares of Ventas common stock in shares of Ventas common stock, Ventas subdivides the outstanding shares of Ventas common stock into a greater number of shares or Ventas combines the outstanding shares of Ventas common stock into a smaller number of shares. In addition, in the event that Ventas issues to all holders of Ventas common stock securities entitling the holders to subscribe for or purchase additional shares of Ventas common stock, or any other securities or property (collectively, the "Rights"), and such Rights have not expired at a given redemption date, then the share redemption amount will also include such Rights issuable on account of the number of shares of Ventas common stock into which such Class C Unit would have been redeemable on the record date fixed for purposes of determining the holders of Ventas common stock entitled to Rights. Under the Partnership Agreement, in the event of a merger, consolidation or combination of Ventas in which Ventas is not the surviving entity and shares of Ventas common stock are exchanged for or converted into securities of the surviving entity or other property or assets, the share redemption amount will mean the number and kind of securities or other property or assets that the limited partner holding Class C Units would have been entitled to receive upon such merger, consolidation or combination had such limited partner's Class C Units been redeemed for Ventas common stock immediately prior to such merger, consolidation or combination in accordance with the Partnership Agreement.

        A holder of Class C Units that exercises its redemption rights will be deemed to have offered to sell the applicable Class C Units to the general partner and to Ventas, and either the general partner or Ventas may, in its sole and absolute discretion, elect to purchase directly and acquire such Class C Units for either the share redemption amount or the cash redemption amount, in its sole and absolute discretion. If the general partner or Ventas elects to purchase the redeemed Class C Units, the Surviving OP shall not be obligated to satisfy any redemption rights with respect to such units or otherwise pay any amount to the holder with respect to such units.

        The general partner or Ventas may delay the redemption date for up to an additional 60 days to the extent required for Ventas to issue additional shares to deliver the share redemption amount, or for up to an additional 90 days to the extent required for us to issue additional shares of our common stock to finance the payment of the cash redemption amount.

        Subject to limited exceptions, Ventas has agreed to guarantee to each limited partner holding Class C Units the due and punctual payment and performance when due of each of the Surviving OP and the general partner's obligations under the Class C Unit redemption provisions of the Partnership Agreement.

Conditions to the Exchange

        To effect a redemption, a holder of Class C Units must deliver to the Surviving OP written notice of redemption in the form attached as an exhibit to the Partnership Agreement, with a copy to the general partner. No holder may deliver more than two such notices during each calendar year, and may not redeem less than 1,000 Class C Units in the aggregate or, if a holder holds less than 1,000 Class C Units, in the aggregate, all of the Class C Units so held.

        A holder of Class C Units may only redeem Class C Units that have been outstanding for at least one year, except that each limited partner of the Surviving OP immediately following the OP Merger (and its permitted transferees) may, in the aggregate, redeem for the cash redemption amount Class C Units that have been outstanding for less than one year up to the amount representing 50% of the Class C Units held by such limited partner as of immediately following the OP Merger.

        In addition, a holder of Class C Units will not be entitled to exercise its redemption rights if the delivery of our common stock to such holder on the redemption date would:

  •
  result in such holder or any other person owning, directly or indirectly, shares of Ventas common stock in excess of any ownership limit as set forth in Ventas's Charter, as it may be amended from time to time, except as permitted therein;

  •
  result in shares of Ventas common stock being owned by fewer than 100 persons (determined without reference to any rules of attribution);

  •
  result in Ventas being "closely held" within the meaning of Section 856(h) of the Code;

  •
  cause Ventas to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a taxable REIT subsidiary) of Ventas or any of its subsidiaries or the Surviving OP or a subsidiary partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code;

  •
  otherwise cause Ventas to fail to qualify as a REIT; or

  •
  cause the acquisition of shares of Ventas common stock by such holder to be "integrated" with any other distribution of Ventas common stock or partnership units for purposes of complying with the registration provisions of the Securities Act.

        The general partner will also place appropriate restrictions on the ability of the holders of Class C Units to exercise their redemption rights as and if deemed necessary to ensure that the Surviving OP does not constitute a "publicly traded partnership" taxable as an association under Section 7704 of the Code.

Surviving OP Right to Call Class C Units

        At any time on or after January 16, 2017, the general partner may, from time to time and in its sole and absolute discretion, elect to cause the redemption of all or a portion of the Class C Units outstanding by written notice to one or more holders of the Class C Units, whereupon such holders will be deemed to have exercised their redemption rights.

Transfers and Withdrawals

        Restrictions on Transfer.    The Partnership Agreement restricts the transferability of Class C Units. To the fullest extent permitted by law, any purported transfer of Class C Units not made in accordance with the Partnership Agreement will be null and void ab initio. Under the Partnership Agreement, subject to certain exceptions, a limited partner cannot offer, sell, transfer or pledge any portion of its Class C Units or any of its economic rights as a limited partner without the consent of the general partner, which may be granted or withheld in the general partner's sole discretion.

        Subject to certain limited exceptions, no transfer or assignment of Class C Units may be made:

  •
  if such transfer or assignment would require registration under the Securities Act or would otherwise violate any applicable securities or blue sky law;

  •
  if such transfer would result in the Surviving OP being treated as an association taxable as a corporation (other than a qualified REIT subsidiary within the meaning of Section 856(i) of the Code);

  •
  if such transfer would adversely affect Ventas's ability to continue to qualify as a REIT or subject Ventas to any additional taxes under Section 857, Section 4981 or any other provision of the Code; or

  •
  if such transfer is effectuated through an "established securities market" or a "secondary market" (or the substantial equivalent thereof) within the meaning of Section 7704 of the Code.

        In the event of bankruptcy or certain similar events as to a limited partner, the death of a limited partner or a final adjudication that a limited partner is incompetent, such limited partner's personal representative shall have the rights of such limited partner for the purpose of settling or managing such limited partner's estate property and such power as the bankrupt, deceased or incompetent limited partner possessed to transfer all or any part of such Class C Units and to join with the transferee in satisfying conditions precedent to the admission of the transferee as a substitute limited partner

        Substituted Limited Partners.    A transferee of Class C Units will be deemed admitted as a limited partner of the Surviving OP only with the consent of the general partner, which may be granted or withheld in the general partner's sole discretion, and upon the transferee's execution of a counterpart of the Partnership Agreement and certain other documents and instruments. A transferee of Class C Units who does not become a substitute limited partner and desires to make a further transfer of such Class C Units is subject to all the transfer restrictions with respect to such Class C Units to the same extent and in the same manner as any limited partner desiring to make a transfer of its Class C Units.

        Withdrawals.    No limited partner may withdraw from the Surviving OP other than as a result of a permitted transfer of all of such limited partner's interests in the Surviving OP in accordance with the Partnership Agreement or as a result of a redemption of all of such limited partner's interests in the Surviving OP in accordance with the Partnership Agreement.

        Transfer of the General Partner's Interest.    The general partner may, in its sole and absolute discretion and without the consent of the limited partners, transfer all or any portion of its general partner interest in the Surviving OP, and may withdraw as general partner and appoint a substitute general partner.

        Merger of the General Partner.    The general partner may, in its sole and absolute discretion and without the consent of the limited partners, engage in any merger, consolidation or other combination with or into another person or sale of all or substantially all or any portion of its assets, provided that such transactions will not release Ventas from its obligations under the Partnership Agreement.

        Merger of the Surviving OP.    The general partner may, without the consent of the limited partners, merge or consolidate the Surviving OP with or into any other person.

Amendments of the Partnership Agreement

        The general partner has the power, without the consent of the limited partners, to amend the Partnership Agreement in its sole and absolute discretion, except that the consent of the holders of a majority of the outstanding Class C Units (excluding any Class C units held by the general partner, Ventas or their affiliates) is required to amend any provision of the Partnership Agreement applicable to Class C Units that adversely affects any right, privilege or preference of the Class C Units or the holders of Class C Units as such in a manner that is disproportionate to the effect on the rights, privileges and preferences of the other partners. The Partnership Agreement provides that any creation or issuance of any units of the Surviving OP or of any class or series of interest in the Surviving OP, whether ranking senior to, junior to, or on a parity with the Class C Units with respect to distributions and the distribution of assets upon liquidation, dissolution or winding up, would not be deemed to adversely affect such rights, privileges, and preferences of the Class C Units or the holders of Class C Units as such.

Indemnification and Exculpation

        To the extent permitted by applicable law, the Partnership Agreement provides that the Surviving OP will indemnify the general partner and Ventas, their respective directors, members, managers, their respective affiliates, or their, their affiliate's or the Surviving OP's officers or employees and other persons the general partner may designate from and losses, claims, damages, liabilities, joint or several, expenses, judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Surviving OP, unless it is established that: (i) the act or omission of the indemnifiable person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the indemnifiable person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the indemnifiable person had reasonable cause to believe that the act or omission was unlawful.

 COMPARISON OF CLASS C UNITS AND COMMON STOCK

        The summary set forth below compares certain terms of the Class C Units and shares of Ventas common stock. It does not purport to be complete and is subject to and qualified in its entirety by reference to our Charter, our Bylaws and the Partnership Agreement, each of which is filed or incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. You should read our Charter, our Bylaws and the Partnership Agreement before electing to redeem any Class C Units.

CLASS C UNITS	COMMON STOCK
Nature of Investment

The Class C Units constitute limited partnership interests in Ventas Realty Capital Healthcare Trust Operating Partnership, L.P., a Delaware limited partnership and the rights of holders of Class C Units are governed by the Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act.
The shares of our common stock constitute equity interests in Ventas, Inc., a Delaware corporation, and the rights of holders of our common stock are governed by our Charter, Bylaws and the Delaware General Corporation Law (the "DGCL").
Voting Rights

Under the Partnership Agreement, the holders of Class C Units have voting rights only with respect to certain limited matters, such as amendments of certain provision of the Partnership Agreement applicable to Class C Units that adversely affects any right, privilege or preference of the Class C Units or the holders of Class C Units as such in a manner that is disproportionate to the effect on the rights, privileges and preferences of the other partners. See "Description of Class C Units—Management by the General Partner."
Subject to the provisions of our Charter regarding the restrictions on the transfer and ownership of shares of our common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of our common stock possess the exclusive voting power.

Our Bylaws provide that when a quorum is present at any meeting, the vote of the holders of a majority of the shares of stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the DGCL or our Charter or Bylaws a different vote is required, in which case such express provision shall govern and control the decision of such question.

CLASS C UNITS	COMMON STOCK
Distributions/Dividends

Under the Partnership Agreement, generally, the limited partners holding Class C Units are entitled to receive the amount of any dividends and/or distributions payable on the number of shares of Ventas common stock into which such Class C Unit is redeemable on the record date for such dividend or distribution, at the same time as such dividends or distributions are payable on the Ventas common stock and for the same periods covered by such dividends or distributions on the Ventas common stock. See "Description of Class C Units—Distributions—Distributions."
Under the DGCL, dividends may be declared by the board of directors of a corporation and paid out of surplus, and, if no surplus is available, out of any net profits for the then current fiscal year or the preceding fiscal year, or both, if the payment would not reduce capital below the amount of capital represented by all classes of outstanding stock having a preference as to the distribution of assets upon liquidation of the corporation. Our Certificate of Incorporation provides that, after meeting requirements regarding preferential dividends or amounts for any series of preferred stock, holders of our common stock are entitled to dividends or distributions, if any, as our Board of Directors may declare from time to time.
Liquidity and Transferability/Redemption
The Class C Units are not listed on any securities exchange, and there is no public market for the Class C Units.	Our common stock is traded on the New York Stock Exchange under the symbol "VTR."

Under the Partnership Agreement, subject to certain limited exceptions, a limited partner cannot transfer any portion of its Partnership interest, or any of such limited partner's economic rights as a limited partner without the prior written consent of the general partner, which may be withheld in the general partner's sole discretion. See "Description of Class C Units—Transfers and Withdrawals."
Except with regard to persons exempted by the Ventas board of directors, no person may acquire or hold, directly or indirectly, beneficial ownership in excess of 9.0% of the number or value of the outstanding shares of Ventas common stock or in excess of 9.9% of the number or value of the outstanding shares of Ventas preferred stock. Any transfer of shares that would result in Ventas's shares being beneficially owned by fewer than 100 persons is void ab initio.

CLASS C UNITS	COMMON STOCK
Each holder of Class C Units has the right to require the Surviving OP to redeem such Class C Units that have been outstanding for at least one year on the first business day of the month that is at least 60 calendar days following receipt of written notice by the general partner of such redemption. Each Class C Unit is redeemable, at the option of the Surviving OP in its sole and absolute discretion, for either (i) one share of our common stock, par value $0.25 per share, which amount is subject to adjustment in certain circumstances to the extent required to maintain a one-to-one correspondence between a Class C Unit and a share of our common stock, or (ii) an amount in cash equal to the average closing price of our common stock as listed on the NYSE over the ten trading days immediately prior to the date of receipt of written notice by the Surviving OP and the general partner of such redemption. At any time on or after January 16, 2017, the general partner may, from time to time and in its sole and absolute discretion, elect to cause the redemption of all or a portion of the Class C Units outstanding by written notice to one or more holders of the Class C Units, whereupon such holders will be deemed to have exercised their redemption rights.

 CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following general discussion sets forth certain U.S. federal income tax consequences to a holder of Class C Units that exercises its option to have all or a portion of its Class C Units redeemed. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income tax nor does it address tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion is based upon the Code, the regulations promulgated under the Code (which we refer to as Treasury regulations) and court and administrative rulings and decisions, all as in effect on the date hereof. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

        This discussion addresses only those holders that hold their Class C Units as a capital asset under Section 1221 of the Code (generally, property held for investment). Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

  •
  a financial institution;

  •
  a tax-exempt organization;

  •
  an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity) and any entity or arrangement treated as a partnership for U.S. federal income tax purposes (or an owner or partner thereof);

  •
  an insurance company;

  •
  a mutual fund;

  •
  a dealer or broker in stocks and securities, or currencies;

  •
  a trader in securities that elects mark-to-market treatment;

  •
  a person that is subject to the alternative minimum tax provisions of the Code;

  •
  except to the extent specifically discussed below, a person that is not a U.S. holder (as defined below);

  •
  a person that has a functional currency other than the U.S. dollar;

  •
  a holder of Class C Units that holds the Class C Units as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

  •
  a United States expatriate.

        Determining the actual federal income tax consequences to you may be complex. They will depend on your specific situation. You should consult with your tax advisor as to the tax consequences of an exchange or redemption of Class C Units in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of Class C Units that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. A "non-U.S. holder" means a beneficial owner of Class C Units that is neither a U.S. holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

        The U.S. federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes and that holds Class C Units generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Class C Units should consult their tax advisors.

Exchange or Redemption of Class C Units

        If we acquire a Class C Unit tendered for redemption in exchange for shares of common stock or cash, a tendering holder will recognize gain or loss in an amount equal to the difference between (i) the amount realized in the transaction (i.e., the sum of the cash and the fair market value of any shares of common stock plus the amount of the partnership liabilities allocable to such tendered Class C Unit at such time) and (ii) the holder's tax basis in the Class C Unit disposed of, which tax basis will be adjusted for the Class C Unit's allocable share of the Surviving OP's income, gain or loss for the taxable year of disposition. The tax liability resulting from the gain recognized on the disposition of a tendered unit could exceed the amount of cash and the fair market value of any shares of common stock received in exchange therefor.

        If the Surviving OP redeems a tendered Class C Unit for cash (which is not contributed by us to effect the redemption), the tax consequences generally would be the same as described in the preceding paragraph, except that if the Surviving OP redeems less than all of a holder's Class C Units, the holder would recognize no taxable loss and would recognize taxable gain only to the extent that the cash, plus the amount of the Surviving OP liabilities allocable to the redeemed Class C Units, exceeded the holder's adjusted tax basis in all of such holder's Class C Units immediately before the redemption.

        Disguised Sales.    Under the Code, a transfer of property by a partner to a partnership followed by a related transfer by the partnership of money or other property to the partner is treated as a disguised sale if (i) the second transfer would not have occurred but for the first transfer and (ii) the second transfer is not dependent on the entrepreneurial risks of the partnership's operations. In a disguised sale, the partner is treated as if it sold the contributed property to the partnership as of the date the property was contributed to the partnership. Transfers of money or other property between a partnership and a partner that are made within two years of each other, including redemptions of Class C Units made within two years of a holder's contribution of property to the Surviving OP, must be reported to the IRS and are presumed to be a disguised sale unless the facts and circumstances clearly establish that the transfers do not constitute a sale.

        A redemption of Class C Units by the Surviving OP within two years of the date of a holder's contribution of property to the Surviving OP may be treated as a disguised sale. If this treatment were to apply, such holder would be treated for U.S. federal income tax purposes as if, on the date of its contribution of property to the Surviving OP, the Surviving OP issued to it an obligation to pay it the redemption proceeds. In that case, the holder may be required to recognize gain on the disguised sale in such earlier year.

        Character of Gain or Loss Recognized.    Generally, gain or loss recognized by a holder on the sale, exchange, or redemption of a Class C Unit will be taxable as capital gain or loss, and will be long-term gain or loss if, at the time of the sale, exchange, or redemption, the holder's holding period in the Class C Units is more than one year. Long-term capital gain realized by a non-corporate holder will generally be subject to a reduced rate of taxation. Deductions for capital losses are subject to limitations.

        However, to the extent that the amount realized upon the sale, exchange, or redemption of a Class C Unit attributable to a holder's share of "unrealized receivables" of the Surviving OP exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include amounts attributable to previously claimed depreciation deductions on certain types of property. In addition, the maximum U.S. federal income tax rate for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as the Surviving OP) held for more than one year is currently 25% (rather than the reduced rates of taxation for long-term capital gains generally) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

        Passive Activity Losses.    The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the Class C Units. If the Surviving OP were characterized as a "publicly traded partnership" that is taxed as a partnership and not as a corporation, each holder would be required to treat any loss derived from the Surviving OP separately from any income or loss derived from any other publicly traded partnership, as well as from income or loss derived from other passive activities. In such case, any net losses or credits attributable to the Surviving OP which are carried forward may only be offset against future income of the Surviving OP. We believe and intend to take the position that the Surviving OP should not be classified as a publicly traded partnership. However, we cannot assure you that the IRS will not assert that the Surviving OP is a publicly traded partnership, or that facts and circumstances will not develop which could cause the Surviving OP to become a publicly traded partnership. The following discussion assumes that the Surviving OP will be classified and taxed as a partnership (and not as a publicly traded partnership) for U.S. federal income tax purposes.

        If a holder tenders all or a portion of its Class C Units and recognizes a gain on the sale, exchange or redemption, it may be entitled to use its current and suspended passive activity losses (if any) from the Surviving OP and other passive sources to offset that gain. If a holder tenders all or a portion of its Class C Units and recognizes a loss on such sale, it may be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of its passive activity income from the Surviving OP for that year (if any) plus any passive activity income from other sources for that year. In addition, if a holder tenders all of its Class C Units, the balance of any suspended losses from the Surviving OP that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) against any other income of such holder for that year, regardless of the character of that income. You are urged to consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from the Surviving OP or other investments that may be used to offset gain from the sale, exchange or redemption of your Class C Units tendered for redemption.

        Foreign Unitholders.    Gain recognized by a non-U.S. holder on a sale, exchange or redemption of a Class C Unit tendered for redemption will be subject to U.S. federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). If you are a non-U.S. holder, we or the Surviving OP will be required, under the FIRPTA provisions of the Code, to deduct and withhold 10% of the amount realized by you on the disposition. The amount withheld would be creditable against your U.S. federal income tax liability and, if the amount withheld exceeds your actual tax liability, you could claim a refund from the IRS by filing a Federal income tax return.

Ownership of Shares of Our Common Stock

        You should read the discussion in our 2014 Form 10-K, which is incorporated by reference, under the caption "Item 1. Business—Certain U.S. Federal Income Tax Considerations" for a summary of U.S. federal income tax considerations related to the ownership of shares of our common stock received in exchange for Class C Units.

        YOU ARE URGED TO CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE, EXCHANGE OR REDEMPTION OF CLASS C UNITS TENDERED FOR REDEMPTION.

 VALIDITY OF THE OFFERED SECURITIES

        The validity of the shares of our common stock to be offered by this prospectus has been passed upon for us by Wachtell, Lipton, Rosen & Katz.

EXPERTS

Ventas

        The consolidated financial statements and schedules of Ventas as of December 31, 2014 and 2013 and for each of the years in the three-year period ended December 31, 2014 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

HCT

        The combined statement of revenue and certain expenses of HCT's portfolio for the year ended December 31, 2014 has been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

AHS

        The consolidated financial statements of AHS Medical Holdings LLC at December 31, 2014 and 2013 and for the years then ended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

        Ventas is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements, information statements and other information with the SEC. Reports, proxy statements, information statements and other information that Ventas files with the SEC pursuant to the requirements of the Exchange Act may be read and copied at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy statements, information statements and other information regarding Ventas. The SEC's website address is www.sec.gov. Ventas is a publicly held corporation and its common stock is traded on the NYSE under the symbol "VTR." Reports, proxy statements, information statements and other information may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Information about Ventas is also available on its website at www.ventasreit.com. Information on Ventas's website is not incorporated by reference herein and Ventas's web address is included in this prospectus as an inactive textual reference only.

        Statements contained or deemed to be incorporated by reference in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to a document incorporated or deemed to be incorporated by reference in this prospectus, each such statement being qualified in all respects by such reference.

        We are incorporating by reference in this prospectus certain information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We are incorporating by reference the documents listed below and any future filings Ventas makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until all of the securities offered by this prospectus are sold, in each case other than the portion of those documents not deemed to be filed:

  •
  Ventas's Annual Report on Form 10-K for the year ended December 31, 2014;

  •
  Ventas's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015;

  •
  Ventas's Current Reports on Form 8-K or Form 8-K/A filed on January 6, 2015, January 7, 2015 (two filings), January 12, 2015, January 14, 2015, January 20, 2015 (as amended by Amendment No. 1 thereto filed on February 26, 2015), February 13, 2015, March 9, 2015, April 6, 2015, May 15, 2015, June 23, 2015, July 16, 2015, July 31, 2015, August 10, 2015 (as amended by Amendment No. 1 thereto filed on September 1, 2015), August 21, 2015, September 30, 2015, October 19, 2015, November 10, 2015 and January 15, 2016 (in each case, other than the portions of those documents not deemed to be filed); and

  •
  Ventas's Proxy Statement for Ventas's 2015 Annual Meeting of Stockholders, filed with the SEC on April 2, 2015; and

  •
  the description of our common stock set forth in our Registration Statement on Form 8-A (File No. 001-10989) filed with the SEC on January 23, 1992, as amended.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Ventas, Inc.
Attention: Corporate Secretary
353 North Clark Street, Suite 3300
Chicago, Illinois 60654
(877) 483-6827

        No separate financial statements of the Surviving OP have been included herein. It is not expected that the Surviving OP will file reports, proxy statements or other information under the Exchange Act with the SEC.

        We have not authorized anyone to give any information or make any representation about Ventas that is different from, or in addition to, that contained in this prospectus or in any of the materials that have been incorporated by reference into this prospectus. Therefore, if anyone gives you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The expenses of this offering (all of which are to be paid by the Registrant) are estimated to be as follows:

Securities and Exchange Commission registration fee	$6,320
Legal fees and expenses	100,000	*
Accounting fees and expenses	100,000	*
Blue Sky fees and expenses (including legal fees)	10,000	*
New York Stock Exchange Supplemental Listing Fee	10,000	*
Miscellaneous fees and expenses	10,000	*

TOTAL	$236,320	*

*
Estimated and subject to future contingencies.

Item 15.    Indemnification of Directors and Officers

        Section 145 of the DGCL empowers us to, and Article VII of Ventas's Charter provides that we will, indemnify any person who was or is made a party or is threatened to be made a party or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), because he or she is or was one of our directors or officers, or is or was serving at our request as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liabilities and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him or her in connection with such Proceeding. We may provide by action of our board of directors through agreement, resolution or by a provision in our Bylaws, indemnification of our employees and agents with substantially the same scope and effect as the indemnification provided in Article VII our Charter.

        Expenses incurred by such a person in his or her capacity as one of our directors or officers (and not in any other capacity in which service was or is rendered by such person while a director or officer) in defending a Proceeding may be paid by us in advance of the final disposition of such Proceeding as authorized by our board of directors in a specific case upon receipt of an undertaking by or on behalf of that person to repay such amounts, unless it is ultimately determined that such person is entitled to be indemnified by us as authorized by the DGCL. Expenses incurred by a person in any capacity other than as one of our officers or directors may be paid in advance of the final disposition of a Proceeding on such terms and conditions, if any, as our board of directors deems appropriate.

        Pursuant to Section 102(b)(7) of the DGCL, our Charter eliminates certain liability of our directors for breach of their fiduciary duty of care. Article VI of the Charter provides that neither we nor our stockholders may recover monetary damages from our directors for breach of the duty of care in the performance of their duties as our directors. Article VI does not, however, eliminate the liability of our directors (i) for a breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful distributions), or (iv) for any improper personal benefit.

        The indemnification provided for by Article VII of our Charter is a contract right and continues as to persons who cease to be directors, officers, employees or agents and inures to the benefit of the heirs, executors and administrators of such persons. No amendment to our Charter or repeal of any article thereof increases the liability of any of our directors or officers for acts or omissions of such persons occurring prior to such amendment or repeal.

        The right to indemnification conferred by Article VII of our Charter is not exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions taken in his or her official capacity and in any other capacity while holding such office.

        We may purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, trustee, officer, partner, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such, whether or not we would have the power or be obligated to indemnify him or her against such liability under the provisions of Article VII of our Charter or the DGCL.

        We currently have in effect directors' and officers' liability insurance policies. These policies cover any negligent act, error or omission of a director or officer, subject to certain exclusions and limitations.

Item 16.    Exhibits

Exhibit Number		Description
2.1		Agreement and Plan of Merger dated as of June 1, 2014 by and among Ventas, Inc., Stripe Sub, LLC, Stripe OP, LP, American Realty Capital Healthcare Trust, Inc. and American Realty Capital Healthcare Trust Operating Partnership, L.P. (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K, filed on June 5, 2014).

2.2		First Amendment to Agreement and Plan of Merger, dated as of September 15, 2014 by and among Ventas, Inc., Stripe Sub, LLC, Stripe OP, LP, American Realty Capital Healthcare Trust, Inc. and American Realty Capital Healthcare Trust Operating Partnership, L.P. (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K, filed on September 16, 2014)

3.1		Amended and Restated Certificate of Incorporation of Ventas, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to Ventas, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011).

3.2		Fourth Amended and Restated By-Laws of Ventas, Inc., as amended (incorporated herein by reference to Exhibit 3.2 to Ventas, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011).

4.1		Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to Ventas, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2012).

5.1	*	Opinion of Wachtell, Lipton, Rosen & Katz regarding the legality of the common stock being registered.

23.1	*	Consent of KPMG LLP as to Ventas, Inc. and American Realty Capital Healthcare Trust, Inc.

23.2	*	Consent of Ernst & Young LLP as to AHS Medical Holdings LLC.

23.3	*	Consent of Wachtell, Lipton, Rosen & Katz (included in the opinion filed as Exhibit 5.1).

24.1	*	Powers of attorney (included on signature page).

Exhibit Number		Description
99.1	*	Third Amended and Restated Agreement of Limited Partnership of Ventas Realty Capital Healthcare Trust Operating Partnership, L.P.

*
Filed herewith.

Item 17.    Undertakings

        (a)   The undersigned Registrant hereby undertakes:

          (1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

          (2)   that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (4)   that, for the purpose of determining liability under the Securities Act to any purchaser:

              (i)  each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

             (ii)  each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

          (5)   that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, the State of Illinois, on the 15th day of January, 2016.

VENTAS, INC.
By:	/s/ DEBRA A. CAFARO Debra A. Cafaro Chairman of the Board and Chief Executive Officer

        The undersigned officers and directors of Ventas, Inc. hereby severally constitute and appoint Debra A. Cafaro and T. Richard Riney, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 15th day of January, 2016.

Signature	Title

/s/ DEBRA A. CAFARO Debra A. Cafaro	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)
/s/ ROBERT F. PROBST Robert F. Probst	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ GREGORY R. LIEBBE Gregory R. Liebbe	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)
/s/ MELODY C. BARNES Melody C. Barnes	Director

Signature	Title

/s/ DOUGLAS CROCKER II Douglas Crocker II	Director
/s/ JAY M. GELLERT Jay M. Gellert	Director
/s/ RICHARD I. GILCHRIST Richard I. Gilchrist	Director
/s/ MATTHEW J. LUSTIG Matthew J. Lustig	Director
/s/ DOUGLAS M. PASQUALE Douglas M. Pasquale	Director
/s/ ROBERT D. REED Robert D. Reed	Director
/s/ GLENN J. RUFRANO Glenn J. Rufrano	Director
/s/ JAMES D. SHELTON James D. Shelton	Director

EXHIBIT INDEX

Exhibit Number		Description
2.1		Agreement and Plan of Merger dated as of June 1, 2014 by and among Ventas, Inc., Stripe Sub, LLC, Stripe OP, LP, American Realty Capital Healthcare Trust, Inc. and American Realty Capital Healthcare Trust Operating Partnership, L.P. (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K, filed on June 5, 2014).

2.2		First Amendment to Agreement and Plan of Merger, dated as of September 15, 2014 by and among Ventas, Inc., Stripe Sub, LLC, Stripe OP, LP, American Realty Capital Healthcare Trust, Inc. and American Realty Capital Healthcare Trust Operating Partnership, L.P. (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K, filed on September 16, 2014)

3.1		Amended and Restated Certificate of Incorporation of Ventas, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to Ventas, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011).

3.2		Fourth Amended and Restated By-Laws of Ventas, Inc., as amended (incorporated herein by reference to Exhibit 3.2 to Ventas, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011).

4.1		Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to Ventas, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2012).

5.1	*	Opinion of Wachtell, Lipton, Rosen & Katz regarding the legality of the common stock being registered.

23.1	*	Consent of KPMG LLP as to Ventas, Inc. and American Realty Capital Healthcare Trust, Inc.

23.2	*	Consent of Ernst & Young LLP as to AHS Medical Holdings LLC.

23.3	*	Consent of Wachtell, Lipton, Rosen & Katz (included in the opinion filed as Exhibit 5.1).

24.1	*	Powers of attorney (included on signature page).

99.1	*	Third Amended and Restated Agreement of Limited Partnership of Ventas Realty Capital Healthcare Trust Operating Partnership, L.P.

*
Filed herewith.